UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016

IHEARTCOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-09645	74-1787539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously announced, on March 7, 2016, iHeartCommunications, Inc. (the “Company”) initiated an action against, among others, certain holders of the Company’s senior secured indebtedness (the “Holders”), which is styled iHeartCommunications, Inc., f/k/a Clear Channel Communications, Inc. v. Benefit Street Partners LLC, et al., and is pending in the 285th Judicial District, Bexar County, Texas (the “Texas Court”), as Cause No. 2016 CI 04006 (the “Texas Litigation”). The Texas Litigation related to the contribution (the “Contribution”) on December 3, 2015 of 100,000,000 shares of Class B common stock of Clear Channel Outdoor Holdings, Inc. (the “Shares”), from Clear Channel Holdings, Inc., one of the Company’s wholly-owned subsidiaries that is a “restricted subsidiary” under the Company’s various debt documents, to Broader Media, LLC, one of the Company’s wholly-owned subsidiaries that is an “unrestricted subsidiary” under the Company’s various debt documents. Certain of the Holders alleged that the Contribution violated certain covenants in certain of the Company’s priority guarantee note indentures and issued notices of default on March 7, 2016 (the “Notices of Default”).

The Texas Court held a bench trial on the merits from May 16 through May 20, 2016. On May 24, 2016, the Texas Court signed the Final Judgment Granting Declaratory Judgment And Permanent Injunction (the “Final Judgment”), which, among other things, granted the Company’s amended petition seeking a declaratory judgment, finding that the Contribution did not violate the indentures governing the priority guarantee notes, and that the Company was not in default under those indentures as a result of the Contribution. The Texas Court further granted the Company’s request for a permanent injunction, permanently rescinded the Notices of Default, and enjoined the defendants from further issuing or threatening to issue Notices of Default as a result of the Contribution. The ruling is still subject to appeal, though none has been filed as of the date of this disclosure.

As previously disclosed, the Company has from time to time engaged in discussions with certain of its debt holders, including the Holders, in connection with the dispute subject to the Texas Litigation and in connection with exploring possible alternatives to the terms of the Company’s existing senior secured indebtedness. In connection with these discussions, the Company and certain Holders entered into non-disclosure agreements (“NDAs”). The Company is making the disclosures herein in accordance with the terms of the NDAs.

The discussions subject to the NDAs involved continued negotiations with respect to various proposals to amend the terms of the Company’s credit agreement and, through a series of exchange offers, the priority guarantee note indentures. On June 15, 2016, the Company provided certain Holders with a proposal. On June 22, 2016, certain Holders provided the Company with a counterproposal, a copy of which is attached hereto as Exhibit 99.1. On June 27, 2016, the Company provided certain Holders with an amended proposal, a copy of which is attached hereto as Exhibit 99.2. As of June 28, 2016, the Company had not provided such Holders with, nor had it provided such Holders access to, confidential information. Given the significant gap between the proposals, the Company is assessing whether it will continue discussions.

No agreement has been reached with respect to the above discussions. There can be no assurance that any agreement will be reached. Any such agreement would be subject to the negotiation and execution of definitive documentation, which may require the consent of additional debt holders who are not party to the negotiations, and who hold substantial percentages of our debt.

The information set forth in this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit No.	Description

99.1	Term Sheet provided by certain of the Holders to the Company on June 22, 2016

99.2	Term Sheet provided by the Company to the Holders on June 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTCOMMUNICATIONS, INC.

Date: June 28, 2016	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Term Sheet provided by certain of the Holders to the Company on June 22, 2016

99.2	Term Sheet provided by the Company to the Holders on June 27, 2016

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